Third Quarter 2023 Update

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Fellow Shareholders,
Share repurchases remain a priority for management and our Board, as demonstrated by our repurchases and Board approval of an additional 10 Million-share repurchase authorization.
Share Repurchases
•In the third quarter, Cannae repurchased 2.7 Million shares - nearly 4% - of its common stock at an average price of $19.06, returning $52 Million to investors
•Cannae has repurchased more than $500 Million to acquire 23% of the shares outstanding at March 31, 2021
Dun & Bradstreet
•Total revenue of $589 Million, ahead of consensus estimates of $579 Million
•Constant currency organic growth of 4.8%, above management's annual guidance range
•Adjusted EBITDA of $235 Million, slightly ahead of consensus estimates
Alight
•Delivered high single-digit revenue growth and beat consensus estimates for Adjusted EBITDA
•BPaaS bookings grew 26% year over year to $262 Million
•$2.7 Billion of 2024 revenue under contract
Ceridian
•Ceridian reported 3rd quarter results above guidance across nearly every metric
•Cannae sold 20% of its CDAY shares for proceeds of $67 Million during the quarter and has written calls on an additional 40% of its CDAY shares
Paysafe
•In the second quarter, payment volume and total revenue both increased 6% while Adjusted EBITDA increased 10% as compared to Q2 2022
•Following the strong Q2 results, management increased their full year revenue and Adjusted EBITDA guidance and reiterated their margin expansion target
System1
•Announced receipt of an offer for its Total Security business for cash consideration of $240 Million and delivery of 29 Million shares of SST back to System1
•Cannae recorded a non-cash $64 Million impairment to the book value of its investment
Black Knight Football
•The Cherries finished the summer transfer window with several key additions to the squad
•AFC Bournemouth also made significant progress toward completion of its training grounds and signed several new sponsorship deals while also renewing several more at improved financial terms
•Added Ryan Sports Ventures as a minority partner
Sightline Payments
•Announced changes in several key leadership positions
•Cannae recorded a non-cash $70 Million impairment to the book value of its investment
Computer Services
•Strong first half of its 2024 fiscal year with 20 new core deals and dozens of managed services agreements
•Recognized as a Top Fintech Provider by IDC Financial Insights for 12th consecutive year
Other
•The Restaurant Group rationalized its O'Charley's portfolio to focus on positive cash flow sites
•As of November 6, 2023, Cannae had $50 Million in corporate cash and short-term investments and $150 Million undrawn capacity under its margin loan

Sincerely,

WILLIAM P. FOLEY, II
Chairman

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
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Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2023	September 30, 2022
Total revenues	$588.5	$556.3
Net income	$4.4	$8.0
EBITDA	$195.2	$197.5
Adjusted EBITDA	$235.4	$223.0

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

D&B reported third quarter results last week, posting total revenues of $589 Million, up 5.8% versus the prior year quarter. Revenues on an organic, constant currency basis grew 4.8%, an acceleration as compared to 3.9% for the same metric in the second quarter 2023.

Adjusted EBITDA in the third quarter 2023 was $235 Million, up 5.6% compared to the prior year quarter and represents an adjusted EBITDA margin of 40.0% compared to 37.2% and 35.2% in the second and first quarter 2023, respectively.

D&B continues to demonstrate its durable business model and the ability to accelerate growth despite a challenging macro backdrop. Both its North American and International segments continue to capitalize on the need for businesses to leverage data and analytics to help accelerate revenue growth in a more efficient manner, accelerate and improve decision-making processes and mitigate risk more effectively.

Gen AI is further magnifying the need to operate through the utilization of data and analytics. D&B has been at the forefront of helping guide and support their clients and prospects begin to effectively and responsibly leverage these ground-breaking technologies. Through its combination of unique and proprietary assets, D&B continues to be a defensive growth engine with sizeable potential to capitalize on these rapidly evolving secular tailwinds.

On October 26, 2023, D&B announced its quarterly cash dividend of $0.05 per share, to be paid on December 21, 2023, to shareholders of record as of December 7, 2023.

Cannae holds 79.0 Million shares of D&B common stock (including 35.0 Million shares pledged as collateral for Cannae's margin loan), representing approximately 18% of D&B’s outstanding shares. As of November 6, 2023, the aggregate gross value of these shares was approximately $762 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2023	September 30, 2022
Total revenues	$813.0	$750.0
Net loss	$(46.0)	$(45.0)
EBITDA	$124.0	$65.0
Adjusted EBITDA	$158.0	$133.0

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 Million people and dependents. The Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. For more information, please visit www.alight.com.
Alight reported third quarter results last week, including year-over-year growth of over 8% in both total revenue and recurring revenue (which comprises 83% of total revenue), complemented by nearly 22% growth in BPaaS revenue. Management reaffirmed 2023 guidance for full-year revenue, Adjusted EBITDA, BPaaS bookings total contract value, and operating cash flow conversion rate, while raising guidance for Adjusted EPS. Importantly, management noted that more than 95% of anticipated 2023 revenue, as well as $2.7 Billion of 2024 revenue, is under contract.

Total revenue grew 8.4% to $813 Million, as compared to $750 Million in the prior year period. The improvement was driven by an 8.7% increase in Employer Solutions revenue due to increased net commercial activity, project revenue, and volumes as well as the impact of its 2022 acquisition, and 10.5% growth in Professional Services revenue. Recurring revenues, which comprised 83.3% of total revenue, grew 8.3% to $677 Million mainly due to growth in Employer Solutions revenue.

BPaaS revenue rose nearly 22% in the third quarter of 2023 and represented 22.6% of total revenue, compared to 20.1% in the prior year. The company delivered one of its best BPaaS bookings quarters in its history, delivering on a contract value basis $262 Million for the third quarter. In aggregate, the company has produced approximately $2 Billion in BPaaS total contract value bookings since 2021, nearly $500 Million ahead of the company's three-year plan.

Gross profit of $257 Million and gross profit margin of 31.6% compared to $212 Million and 28.3% in the prior year period, respectively, and adjusted gross profit of $287 Million and adjusted gross profit margin of 35.3% compared to $239 Million and 31.9%, in the prior year period, respectively.

Adjusted EBITDA of $158 Million in the third quarter of 2023 represents growth of nearly 19% from the prior year, and year-to-date operating cash flow increased by 25%, or $50 Million from the 2022 comparable period.

Operationally, the company announced significant new logo wins and expanded relationships with Fedex, NielsenIQ, and Royal BAM Group. The company is also in the middle of its important annual enrollment process and early reported results are positive; nearly 30% of the way through the enrollment cycle, the company noted a tripling of mobile enrollments from the prior year which has translated into an 8% reduction in call center volumes. The reduction in call volume is a key element to driving Alight’s long-term profitability.

Cannae holds 52.5 Million shares of Alight Class A common stock (including 40.0 Million shares pledged as collateral for Cannae's margin loan), representing approximately 10% of Alight’s outstanding shares. As of November 6, 2023, the aggregate gross value of these shares was approximately $376 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE

Ceridian HCM Holdings, Inc.
(NYSE: CDAY)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2023	September 30, 2022
Total revenues	$377.5	$315.6
Net loss	$(3.8)	$(21.0)
EBITDA	$60.1	$12.3
Adjusted EBITDA	$107.2	$63.5

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Ceridian during the periods on a non-cash basis within Recognized gains (losses), net.

Ceridian is a global human capital management software company. Dayforce, its flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. The Dayforce platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Further information is available at www.ceridian.com.

Ceridian delivered another strong quarter of growth in the third quarter, reporting total revenue of $377.5 Million, an increase of 19.6%, or 20.3% on a constant currency basis. Importantly, Dayforce recurring revenue grew 34.6%, or 34.9% on a constant currency basis, to $279.6 Million. Q3 2023 Adjusted EBITDA of $107.2 Million and represents a 69% increase over the prior year third quarter's $63.5 Million.

Management raised full year guidance and is now projecting total revenue between $1,512 Million to $1,515 Million, an increase over the prior year of 21% to 22%; Dayforce recurring revenue, excluding float, of $962 Million to $964 Million, an increase of approximately 28%; and Adjusted EBITDA of $408 Million to $410 Million, an increase of over 60%.

Total customers live on Dayforce, the company's cloud-based human capital management system, were 6,346 at September 30, 2023, a nearly 9% increase over September 2022. Dayforce recurring revenue per customer was $138,838 for the trailing twelve months ended September 30, 2023, an increase of 17.3% over the prior year period.

The average float balance for Ceridian's customer funds during the quarter increased 3.9% year over year to $4.02 Billion and the average yield on Ceridian's float balance was 3.8%, an increase of 160 basis points year over year. Float revenue from invested customer funds was $38.8 Million in the third quarter. Ceridian now forecasts float revenue of $166.5 Million for the fiscal year 2023.

In the third quarter 2023, Ceridian announced plans to become Dayforce, unifying its brand under its industry-leading, global people platform. The company also announced that Dayforce Wallet has delivered more than $2 Billion in earned wages to users since launching in 2020.

The company announced several new features in October, including Dayforce Co-Pilot - Ceridian's next generation of AI-fueled features, Dayforce HR Service Delivery, New Candidate Experience, and Dayforce People Programs.

In September 2023, Cannae sold 1 Million shares, or 20% of its remaining holdings in Ceridian, for proceeds of $67 Million, and has written covered calls on an additional 2 Million shares. Since May 2021, Cannae has sold 10 Million shares of Ceridian for gross proceeds of more than $831 Million. Cannae now holds 4 Million shares or approximately 3% of Ceridian’s outstanding shares, which had an aggregate gross value of $261 Million as of November 6, 2023.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2023	June 30, 2022
Total revenues	$402.3	$378.9
Net loss	$(1.8)	$(658.7)
EBITDA	$107.9	$(577.3)
Adjusted EBITDA	$113.0	$103.0

Cannae reports its equity in earnings or loss of Paysafe on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended June 30, 2023, and 2022.

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry-leading capabilities in payment processing, digital wallet, and online cash solutions. With over 20 years of online payment experience, an annualized transactional volume of over $130 Billion in 2022, and approximately 3,300 employees located in 12+ countries, Paysafe connects businesses and consumers across 100 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

Paysafe continued to show progress on its growth initiatives in its second quarter, posting 6% year over year increases in both revenue and total payment volume. Total payment volume was over $35 Billion in the second quarter 2023 which translated into total revenue of $402 Million. Paysafe's Merchant Solutions and Digital Wallet segments both grew revenue at a 6% rate over the prior year quarter. Paysafe also increased its revenue and adjusted EBITDA guidance for the 2023 fiscal year and now expects full year revenue of between $1,595 and $1,608 Million and adjusted EBITDA of between $454 and $462 Million.

Net loss improved from $659 Million in the second quarter 2022 to $2 Million in the current year quarter. Adjusted EBITDA of $113 Million in the second quarter 2023 increased 10% from the prior year quarter. Adjusted EBITDA margin exhibited continued expansion coming in at 28.1% compared to 27.2% in the prior year quarter, driven by higher gross margins in its Digital Wallets segment. In addition to raising full year guidance for revenue and Adjusted EBITDA, Paysafe reiterated that it continues to expect greater than 100 basis points of margin expansion for FY 2023 and that its net leverage ratio will be between 5.1x and 5.3x of Adjusted EBITDA by the end of 2023.

Paysafe launched the Skrill digital wallet with multiple iGaming operators in Ontario and won 'Payments Provider of the Year' award at the eGaming Review North America Awards - the company's third straight win in the category. Also, during the second quarter, Paysafe closed on 37 enterprise deals with more than $100,000 in annual contract value per deal, adding to the 30 it won in the first quarter, as the company continues its focus on cross-selling into its existing client base and multi-product new client wins.

In the third quarter, Paysafe announced a new multi-state partnership with Betr, a leading sports betting and sports media company. The first phase of the partnership will enable Betr's customers in Ohio and Massachusetts to seamlessly fund micro-bets and traditional wagers using their debit card.

The company is expected to release results for the quarter ended September 30, 2023 on November 14, 2023.

Cannae holds 3.4 Million PSFE shares, or approximately 6% of Paysafe’s outstanding shares. As of November 6, 2023, the aggregate gross value of these securities was approximately $36 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
System1, Inc.
(NYSE: SST)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2023	June 30, 2022
Total revenues	$147.2	$219.8
Net loss	$(44.2)	$(33.8)
EBITDA	$(10.4)	$5.1
Adjusted EBITDA	$14.7	$34.4

Cannae reports its equity in earnings or loss of Sytem1 on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended June 30, 2023, and 2022.

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development and growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners. For more information, visit www.system1.com.

For its second quarter of 2023, System1 reported revenue of $147.2 Million, net loss of $44.2 Million and adjusted EBITDA of $14.7 Million. The company reported that its RAMP platform acquired over 800 Million sessions to its Owned and Operated properties and maintained a spread of $0.03 per session in the quarter. System1 also reported that its subscription business added 200,000 new subscribers, quarter-over-quarter, with total paying subscribers at almost 2.8 Million as of June 30, 2023.

The company disclosed in its Q2 2023 Form 10-Q that its declining cash flows and financial performance resulting from deteriorating macroeconomic conditions raise substantial doubt regarding the company’s ability to continue as a going concern. System1 also disclosed a remediation plan intended to remediate material weaknesses in its internal control over financial reporting. During and subsequent to close of third quarter 2023, subsidiaries of the company entered into a $5.2 Million promissory note, a $2.5 Million term note, and a $10.0 Million secured facility, all with related parties.

On September 6, 2023, System1 announced that it is in receipt of a non-binding indication of interest from Just Develop It Limited ("Just Develop It") regarding the possible acquisition of Total Security Limited ("Total Security"). The offer consists of $240 Million in cash, the assumption of certain potential earn out payments in respect of Total Security and the delivery of approximately 29 Million System1 shares held by Just Develop It and related persons. A special committee of the System1 board of directors has been formed that will evaluate among other things, this non-binding indication of interest. There can be no assurance that the transaction described in the non-binding indication of interest, or any other transaction, will be completed or, if so, as to the timing, price and other terms and conditions of any such transaction.

Due to the decrease in the fair market value of our ownership interest in the company subsequent to our acquisition, declines in the forecasted results of operations and liquidity of System1, and the uncertainty of the impact of the economic environment on System1's business, Cannae determined the decrease in value of our investment in System1 was other-than-temporary as of September 30, 2023. Accordingly, we recorded an impairment of $63.9 Million which is included in Recognized (losses) gains, net, on our Condensed Consolidated Statement of Operations for the quarter ended September 30, 2023.

The company is expected to release results for the quarter ended September 30, 2023, after market close on November 9, 2023.

Cannae holds 27.0 Million shares of SST, or approximately 24% of outstanding shares. As of November 6, 2023, the aggregate gross value of these shares was approximately $37 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Black Knight Football
(Private)

Black Knight Football and Entertainment, LP ("BKFE"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development and enable efficient player migration across BKFE’s network of owned and operated clubs, while driving both strong on-field performance and financial results.

AFC Bournemouth. AFC Bournemouth (the "Cherries"), founded in 1899, is based in Kings Park, Boscombe, a suburb of Bournemouth, Dorset, England. The club competes in the highest level of the men's English football league system, the Premier League. See www.afcb.co.uk for more information and updates, including:

•The Cherries started the summer 2023 transfer window by signing Milos Kerkez, Justin Kluivert and Romain Faivre, and finished by adding midfielders Tyler Adams, captain of the men's US national team, and Alex Scott
•The club also re-signed key players including striker Dominic Solanke and midfielder Philip Billing
•Construction of the indoor dome of the new training facility is nearly complete, a key milestone in uplifting the training facilities and providing grounds for the academy to train alongside the first team squad
•The club signed or renewed several key sponsorships, including new partners Dun & Bradstreet and IFX, as well as Uber Eats
•The Cherries opened new hospitality venues including a new bar and lounge area outside of Vitality Stadium

FC Lorient. FC Lorient (the "Merlus"), founded in 1926, is based in Lorient, Brittany, France. The Merlus have competed in Ligue 1, the top professional football league in France, for 13 of the last 16 seasons. See www.fclweb.fr for more information and updates.

•The club concluded a successful summer 2023 transfer window, adding a number of key players while selling multiple players
•Since January 2023, FC Lorient has sold three players - Dango Outtara, Terem Moffi, and Enzo Le Fée - for a combined €65 million according to Transfermarkt
•The Merlus continue to see strong on-field success of academy players

As of November 6, 2023, Cannae has invested $162 Million, representing an approximate 48% ownership interest in BKFE.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Sightline Payments
(Private)

Sightline is the U.S. sports betting and casino gaming market’s leading digital payments provider and mobile app developer. Sightline leverages cutting-edge technology to apply modern solutions to a traditionally cash-based industry projected to grow to more than $150 Billion in the next few years. Sightline’s suite of mobile solutions gives consumers a safe, secure, and responsible way to fund their online and in-person gaming activities and enables casinos to offer cashless wagering and personalized loyalty options across the entire property. With more than 1.5 Million Play+ accounts, 3.9 Million mobile loyalty platform downloads, and 125+ partners across the sports betting, lottery, racing, and online and brick-and-mortar casino markets, Sightline is uniquely positioned to transform the traditional gaming landscape. For more information, visit sightlinepayments.com.

On August 16, 2023, Sightline announced several changes to key leadership positions of the company. Omer Sattar, a co-founder and strategic leader of Sightline, was named CEO and will also lead the Payments Innovation division. Other changes included the appointment of Mike McManus, former CEO of Joingo, as President, Customer Innovation; transition of Tom Sears from Chief Operating Officer to Strategic Advisor to the CEO; and Felicia Gassen, Chief of Staff, assumed the additional role of Chief Administrative Officer.

Given continued declining operational results and cash flows, uncertainty in future financial and operational forecasts, and a challenged liquidity position, Cannae impaired the book value of its investment in Sightline by $70 Million in the third quarter of 2023.

As of November 6, 2023, Cannae has invested $272 Million and owns 32% of Sightline’s equity.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Computer Services, Inc.
(Private)

Computer Services, Inc. (CSI) delivers fintech, regtech and cybersecurity solutions to financial institutions and corporate customers, both foreign and domestic. In addition to its reputation for providing expert service, CSI focuses on propelling crucial technology advancements, accelerating speed-to-market and deploying solutions for fraud and anti-money laundering, account origination, small-to-medium businesses and treasury management, managed IT services and cybersecurity, real-time payments, open banking, Banking as a Service and more. From top global brands to community financial institutions across the nation, CSI delivers agile technology to its partners that’s designed to accelerate their growth and maximize their success. For more information, visit csiweb.com.

Following its award as “Best Core Banking System” in the 2023 Banking Tech Awards USA by Fintech Futures in June 2023, CSI's NuPoint core banking platform has seen significant demand in the following months. In June and July, twelve banks signed on to implement the award-winning solution. Across all platforms, CSI closed the first half of its 2024 fiscal year with 20 new core deals, dozens of managed services agreements and multiple regulatory and compliance contracts with international tech and consumer brands.

In September, the company was recognized as a Top Fintech Provider by IDC Financial Insights for the 12th consecutive year. In the 2023 report, CSI is recognized as a top 50 technology provider for financial institutions, its highest ranking to date. Rankings for the top global providers of financial technology are categorized and evaluated based on previous calendar year revenues exclusively received from financial institutions and fintechs for hardware, software and/or services.

Over the last six months, CSI has launched multiple products and features for both its core banking and enterprise customers including:

–Instant payments capabilities through the Federal Reserve’s FedNow Service available for CSI’s NuPoint and Meridian core platform customers; and
–Anti-money laundering (AML) and fraud prevention technology for banks and payment companies through CSI’s partnership with Hawk AI, a leading global provider of AML and fraud prevention. The products’ artificial intelligence and machine learning models create automated oversight that monitors, detects and reports fraudulent or suspicious activity in real time.

We are thrilled with CSI's continued execution following our investment in the third quarter of 2022. CSI's award winning banking solutions and dedication to its customers continues to result in new business wins, translating to continued growth in its results of operations.

As of November 6, 2023, Cannae holds a 9% indirect economic interest of CSI valued at approximately $86 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2023	September 30, 2022
Total revenues	$131.2	$154.6
Net loss	$(24.6)	$(4.6)
EBITDA	$(17.1)	$1.6
Adjusted EBITDA	$0.5	$(0.2)

Our Restaurant Group consists of our investments in O'Charley's and 99 Restaurants in which Cannae has 65.4% and 88.5% equity ownership interests, respectively. O'Charley's and 99 Restaurants and their affiliates are the owners and operators of the O'Charley's restaurant and Ninety Nine Restaurants restaurant concepts. Our restaurant operations are focused in the casual dining segment of the restaurant industry. The Restaurant Group's strategy is to achieve long-term profit growth and drive increases in same store sales and guest counts. We have a highly experienced management team that is focused on enhancing the guest experience at our restaurants and building team member engagement. For more information, please visit www.ocharleys.com and www.99restaurants.com.

Cannae acquired the Restaurant Group which includes the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar brands in 2012. The Ninety Nine brand was founded in 1952 and consists of 96 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprised 137 company-owned and five franchise locations in sixteen Southern and Midwestern states at the start of the year.
In response to the macroeconomic environment, the O’Charley’s brand began a strategic reset of its portfolio to improve profitability and its outlook going forward. In support of that process, the capital structure for the Restaurant Group was transitioned from a traditional lender to Cannae and a minority owner, with the commitment of capital (inclusive of letters of credit). As part of the strategic reset, O’Charley’s also began divestiture of fee properties.

Prior to the end of the third quarter, forty-seven (47) company-owned O’Charley’s locations contributing negative cash flow were closed. An additional thirty-one (31) company-owned O’Charley’s locations will be closed in the fourth quarter which will eliminate additional negative cash flow.

Going forward, both restaurant brands continue their focus on sales and operating cash flow. The sales focus has driven positive same store sales for certain days at both brands with initiatives to create positive sales trends throughout the week. Cash flow as a percent of revenue at both brands improved in the third quarter with recognition of the benefit of lower commodity inflation in 2023 compared to 2022 along with strategic menu price increases.

Store level cash flow margins at both brands improved in the third quarter, with benefit of lower commodity inflation in 2023 combined with strategic menu price increases. Attention to AEBITDA and value creation included changes in leadership for both brands and reduction of costs for operational oversight and support.

We expect the process to reduce future restaurant revenues while improving the operating profitability and cash flows of our Restaurant Group. The locations closed and those intended to close in 2023 had aggregate revenue exceeding $140 Million and $80 Million for the year ended December 31, 2022 and nine months ended September 30, 2023, respectively, as well as negative cash flows.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
THIRD QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2023	2022
Three months ended September 30,
Restaurant revenue	$131.2	$154.6
Other operating revenue	12.4	9.9
Total operating revenue	143.6	164.5
Cost of restaurant revenue	115.9	141.1
Personnel costs	16.2	12.4
Depreciation and amortization	5.9	5.7
Other operating expenses, including asset impairments	57.5	26.6
Total operating expenses	195.5	185.8
Operating loss	(51.9)	(21.3)
Interest, investment and other income	3.4	—
Interest expense	(5.8)	(3.6)
Recognized (losses) gains, net	(130.8)	175.0
Total other (expense) income	(133.2)	171.4
(Loss) earnings before tax	(185.1)	150.1
Income tax (benefit) expense	(40.5)	17.0
Losses of unconsolidated affiliates	(26.0)	(77.9)
Less: losses attributable to noncontrolling interests	(13.3)	(0.1)
Net (loss) earnings attributable to Cannae common shareholders	$(157.3)	$55.3

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(2.18)	$0.69
EPS attributable to Cannae common shareholders - diluted	$(2.18)	$0.69
Cannae weighted average shares - basic	72.1	79.6
Cannae weighted average shares - diluted	72.1	79.6

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
YEAR-TO-DATE STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2023	2022
Nine months ended September 30,
Restaurant revenue	$424.9	$483.4
Other operating revenue	25.8	23.0
Total operating revenue	450.7	506.4
Cost of restaurant revenue	375.8	434.4
Personnel costs	43.1	49.5
Depreciation and amortization	15.6	17.7
Other operating expenses, including asset impairments	110.4	128.7
Total operating expenses	544.9	630.3
Operating loss	(94.2)	(123.9)
Interest, investment and other income	8.9	0.1
Interest expense	(14.2)	(8.6)
Recognized losses, net	(120.9)	(283.8)
Total other expense	(126.2)	(292.3)
Loss before tax	(220.4)	(416.2)
Income tax benefit	(59.7)	(111.4)
Losses of unconsolidated affiliates	(107.2)	(154.0)
Less: losses attributable to noncontrolling interests	(19.3)	(3.2)
Net loss attributable to Cannae common shareholders	$(248.6)	$(455.6)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(3.34)	$(5.49)
EPS attributable to Cannae common shareholders - diluted	$(3.34)	$(5.49)
Cannae weighted average shares - basic	74.5	83.0
Cannae weighted average shares - diluted	74.5	83.0

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
BALANCE SHEETS

	September 30, 2023	December 31, 2022
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$58.1	$247.7
Short term investments	18.5	34.9
Other current assets	45.2	26.1
Income tax receivable	4.5	1.9
Total current assets	126.3	310.6
Investments in unconsolidated affiliates	1,878.7	1,950.7
Equity securities, at fair value	271.4	384.9
Lease assets	122.8	156.0
Property and equipment, net	63.3	87.5
Other intangible assets, net	21.6	23.5
Goodwill	53.4	53.4
Deferred tax asset	84.5	22.7
Other long term investments and noncurrent assets	146.4	136.2
Total assets	$2,768.4	$3,125.5
Current liabilities:
Accounts payable and other accrued liabilities	$88.0	$79.0
Lease liabilities	15.8	22.8
Deferred revenue	11.5	18.6
Notes payable	3.1	2.3
Total current liabilities	118.4	122.7
Notes payable, long term	99.5	95.1
Lease liabilities, long term	144.9	151.0
Accounts payable and other accrued liabilities, long term	40.0	41.8
Total liabilities	402.8	410.6
Additional paid in capital	1,966.0	1,936.2
Retained earnings	966.1	1,214.7
Treasury stock	(526.8)	(414.0)
Accumulated other comprehensive loss	(16.4)	(18.1)
Noncontrolling interests	(23.3)	(3.9)
Total equity	2,365.6	2,714.9
Total liabilities and equity	$2,768.4	$3,125.5

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
BOOK VALUE SUMMARY
(In Millions) (Unaudited)
The following is a summary of the book value of the Company by investment, net of applicable deferred taxes:

	September 30, 2023	December 31, 2022

Dun & Bradstreet	$831.7	$856.6
Alight	509.0	515.7
Ceridian	227.4	321.8
Sightline Payments	179.5	252.0
System1	74.5	149.4
Black Knight Football	151.1	52.2
Paysafe	94.0	94.0
Computer Services	84.0	86.1
AmeriLife	78.9	72.0
Restaurant Group	43.1	69.8
Minden Mill	52.1	—
Other investments and holding company assets and liabilities, net	78.2	63.1
Holding company cash and short term investments	61.0	266.7
Unallocated taxes	9.1	4.1
Holding company debt	(84.7)	(84.7)
Cannae book value	$2,388.9	$2,718.8
Outstanding Cannae shares	70.7	76.3
Cannae book value per share	$33.79	$35.63
INVESTED CAPITAL
(In Millions) (Unaudited)

The following is the cost of invested capital for the Company's portfolio used in determining management fees payable to our external manager, Trasimene Capital Management, LLC.

	September 30, 2023	December 31, 2022

Dun & Bradstreet	$862.8	$862.8
Alight	440.5	440.5
Paysafe	318.5	318.5
Sightline Payments	272.0	272.0
System1	231.9	232.2
Restaurant Group	122.0	105.8
Black Knight Football	162.1	52.2
Computer Services	86.1	86.1
Minden Mill	52.1	—
AmeriLife	34.5	31.0
Other	32.1	60.5
Total cost of invested capital	2,614.6	2,461.6

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; (xi) merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Ceridian

Ceridian uses certain non-GAAP financial measures including EBITDA and Adjusted EBITDA. Ceridian defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring items. Ceridian believes that these non-

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
GAAP financial measures are useful to management and investors as supplemental measures to evaluate its overall operating performance including comparison across periods and with competitors. Ceridian's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA is a component of Ceridian’s management incentive plan.

Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of a subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

System1

We include System1 and its predecessor entities' Adjusted EBITDA, a non-GAAP financial measure, in this release. Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improves the comparability of operating results across reporting periods.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended September 30,
Net income attributable to D&B	$4.4	$8.0
Depreciation and amortization	146.7	145.1
Interest expense, net	55.3	48.6
Income tax benefit	(11.2)	(4.2)
EBITDA	195.2	197.5
Other expense (income), net	3.3	(8.8)
Equity in net income of affiliates	(0.6)	(0.5)
Net income attributable to noncontrolling interest	0.9	2.4
Equity-based compensation	20.8	17.9
Restructuring costs	1.6	6.6
Merger and acquisition-related operating costs	1.4	5.3
Transition costs	11.7	4.8
Other adjustments	1.1	(2.2)
Adjusted EBITDA	$235.4	$223.0

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended September 30,
Net loss	$(46.0)	$(45.0)
Interest expense, net	34.0	31.0
Income tax expense (benefit)	31.0	(20.0)
Depreciation and amortization	105.0	99.0
EBITDA	124.0	65.0
Share-based compensation	35.0	54.0
Transaction and integration expenses (1)	6.0	2.0
Restructuring	17.0	23.0
(Gain) loss from change in fair value of financial instruments	(36.0)	10.0
Loss (gain) from change in fair value of tax receivable agreement	11.0	(20.0)
Other	1.0	(1.0)
Adjusted EBITDA	$158.0	$133.0
_____________________________________________
(1) Transaction and integration expenses relate to acquisition activity.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Ceridian

Cannae accounts for its investment in Ceridian at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Ceridian.

Further information on Ceridian's (NYSE: CDAY) financial results can be found in its filings with the SEC and its investor relations website at http://investors.ceridian.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended September 30,
Net earnings (loss)	$(3.8)	$(21.0)
Depreciation and amortization	38.7	21.9
Interest expense, net	8.9	7.4
Income tax expense	16.3	4.0
EBITDA	60.1	12.3
Foreign exchange loss (gain)	4.7	4.5
Share-based compensation	36.4	39.4
Severance charges	—	4.3
Contingent consideration fair value adjustment	4.6	1.2
Restructuring consulting fees	1.2	1.4
Other non-recurring items	0.2	0.4
Adjusted EBITDA	$107.2	$63.5

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Paysafe
Cannae accounts for its investment in Paysafe using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Paysafe's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of Paysafe on a three-month lag. Accordingly, our results of operations for the three months ended September 30, 2023 and 2022 include our ratable portion of Paysafe's net (loss) earnings for the three months ended June 30, 2023 and 2022, respectively.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its interest in Paysafe.

Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended June 30,
Net loss	$(1.8)	$(658.7)
Interest expense, net	36.8	28.4
Income tax expense (benefit)	6.5	(16.6)
Depreciation and amortization	66.4	69.6
EBITDA	107.9	(577.3)
Share-based compensation	10.9	17.7
Impairment expense on goodwill and intangible assets	0.2	676.5
Restructuring and other costs	1.3	41.6
Loss on disposal of subsidiaries and other assets, net	—	0.7
Other income, net	(7.3)	(56.2)
Adjusted EBITDA	$113.0	$103.0

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended September 30, 2023 and 2022 include our ratable portion of System1's net loss for the three months ended June 30, 2023 and 2022, respectively.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2023	2022
Three months ended June 30,
Net loss	$(44.2)	$(33.8)
Interest expense, net	12.3	7.3
Income tax benefit	(6.6)	(0.5)
Depreciation and amortization	28.1	32.1
EBITDA	(10.4)	5.1
Other expense	0.6	2.2
Equity-based compensation	5.0	7.4
Non-cash revaluation of warrant liability	2.0	(4.1)
Acquisition and restructuring costs	4.7	5.5
Protected.net acquisition earnout accrual	12.8	18.2
Acquisition earn-out	—	0.1
Adjusted EBITDA	$14.7	$34.4

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Restaurant Group

Cannae accounts for its ownership of Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended September 30,
Net loss	$(24.6)	$(4.6)
Interest expense, net	2.2	1.1
Depreciation and amortization	5.3	5.1
EBITDA	(17.1)	1.6
Noncontrolling interest benefit	(13.6)	(3.1)
Non-recurring recognized (gain) loss(1)	(1.2)	0.2
Non-cash impairment expense	30.2	0.2
Non-recurring store disposal costs	2.1	0.9
Other non-cash expense(1)	0.1	—
Adjusted EBITDA	$0.5	$(0.2)
_____________________________________________
(1) Primarily represents the gain or loss recognized upon sale or write-off of fixed assets
(2) Primarily represents non-cash actuarial adjustments to deferred compensation liabilities

CANNAE HOLDINGS, INC. / THIRD QUARTER 2023 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman

Richard N. Massey
Chief Executive Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
EVP, General Counsel and Corporate Secretary

Charles R. Curley, Jr.
EVP, General Counsel

Brett A. Correia
Chief Accounting Officer

THIRD QUARTER 2023
CONFERENCE CALL DETAILS

Date: November 7, 2023
Time: 5:00 pm ET
Participant dial-in: 1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10183129. The telephonic replay will be available until 11:59 pm ET on November 14, 2023. Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman
Cannae Holdings, Inc.
Managing Member
Trasimene Capital Management, LLC

David Aung, CFA
Investment Officer
City of San Jose, California

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman & Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President & Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Richard N. Massey
Chief Executive Officer
Cannae Holdings, Inc.
Senior Managing Director
Trasimene Capital Management, LLC

Erika Meinhardt
Executive Vice President
Fidelity National Financial, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
3883 Howard Hughes Parkway, Suite 400
Las Vegas, NV 89169

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis, jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com